Rule 10f-3 Transaction Form

Acquisition of Securities During Affiliated Underwritings

Participating Funds
U.S. Registered Funds (Name of Fund, Aladdin Ticker):
iShares Core U.S. Aggregate Bond ETF (ISHAGG) iShares Edge U.S. Fixed Income Balanced Risk ETF (ISHFIBR) iShares Government/Credit Bond ETF (ISHGOVCR) iShares Intermediate Credit Bond ETF (ISHICRED) iShares Intermediate Government/Credit Bond ETF (ISHIGOVCR)
BlackRock Multi Asset Income - Screened Fixed Income
Portfolio (BR-INC-PFI)


The Offering
Key Characteristics (Complete ALL Fields)
Date of
Offering
Commencement:
10-04-2016

Security Type:
BND/CORP


Issuer
ERP Operating Limited Partnership (2026)

Selling
Underwriter
RBC Capital Markets, LLC

Affiliated
Underwriter(s)
[x] PNC Capital Markets LLC
[ ] Other:

List of
Underwriter(s)
Barclays Capital Inc., Deutsche Bank
Securities Inc., RBC Capital Markets, LLC,
UBS Securities LLC, PNC Capital Markets
LLC, Regions Securities LLC, Scotia
Capital (USA) Inc., SunTrust Robinson
Humphrey, Inc., U.S. Bancorp Investments,
Inc., BB&T Capital Markets, a division of
BB&T Securities, LLC, BBVA Securities
Inc., Fifth Third Securities, Inc., SMBC
Nikko Securities America, Inc.



Transaction Details
Date of Purchase
10-04-2016


Purchase
Price/Share
(per share / %
of par)
$99.341

Total
Commission,
Spread or
Profit
0.650%


1.	Aggregate Principal Amount Purchased
(a+b)
$35,000,000

a. US Registered Funds
(Appendix attached with individual
Fund/Client purchase)
$4,545,000

b. Other BlackRock Clients
$30,455,000

2.	Aggregate Principal Amount of
Offering
$500,000,000

Fund Ratio
[Divide Sum of #1 by #2]
Must be less than 0.25

0.07


Legal Requirements

Offering Type (check ONE)
The securities fall into one of the following transaction types (see Definitions):
[x] U.S. Registered Public Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Rule 144A Offering [Issuer must have 3 years of continuous operations]
[ ] Eligible Municipal Securities
[ ] Eligible Foreign Offering [Issuer must have 3 years of continuous operations]
[ ] Government Securities Offering [Issuer must have 3 years of continuous operations]

Timing and Price (check ONE or BOTH)
[x] The securities were purchased before the end of the first day on which any sales were made, at a price that was not more than the price paid by each other purchaser of securities in that offering or in any concurrent offering of the securities; and
[ ] If the securities are offered for subscription upon exercise of rights, the securities were purchased on or before the fourth day before the day on which the rights offering terminated.

Firm Commitment Offering (check ONE)
[x]  YES
[ ]  NO
The securities were offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities being offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

No Benefit to Affiliated Underwriter (check ONE)
[x]  YES
[ ]  NO
No affiliated underwriter was a direct or indirect participant in, or benefited directly or indirectly from, the transaction.



Completed by:
Dillip Behera
Date:
10-10-2016

Global Syndicate Team Member




Approved by:
Steven DeLaura
Date:
10-10-2016

Global Syndicate Team Member